Borders Group/George Jones
Employment Agreement

Summary of Key Terms

Term	Discussion
Position

President, Chief Executive Officer and member of the Board of Directors

Prior approval by Board needed to serve on boards of for-profit business corporations (no approval needed for non-profit, charitable and civic organizations)

Start Date	July 17, 2006
Term

Initial three-year term with automatic one-year extensions commencing at expiration of original term unless notice is given by either party 90 days prior to termination of current term

Agreement expires in any event on five-year anniversary of start date

Base Salary	$775,000 (pro rated for partial years) Reviewed from time to time for increase (but not decrease) in accordance with the Company’s regular practices
Annual Bonus

Eligible to receive an annual bonus (“Annual Bonus”) pursuant to the terms of the Company’s Annual Incentive Bonus Plan (“AIP”), with a target award equal to 80% of base salary, for full-year target of $620,000 (pro rated for 2006; assuming 6/12ths = $310,000), with actual bonus amount to be determined by the Compensation Committee consistent with the terms of the AIP

Maximum Annual Bonus equal to 160% of base salary ($1,240,000)

Executive to receive at least 20% of each Annual Bonus in the form of Restricted Shares

Executive may elect to receive up to 100% of each Annual Bonus in the form of Restricted Shares

Restricted Shares granted in connection with the Annual Bonus will be based on a discounted purchase price ranging from 20% - 40% depending on restriction period of 2 to 4 years on the same terms as similarly situated executives

Long-Term Incentive Opportunity

Long-Term Incentive (“LTI”) award will be on similar terms and conditions as are applicable to annual LTI awards granted to similarly situated executives of the Company under the Company Long Term Incentive Plan (“LTIP”)

Fiscal 2006:

Restricted share units with a fair market value equal to $1 million

Restricted share units vest on January 31, 2008, subject solely to Executive’s continued employment with the Company through that date

After Fiscal 2006:

Awards with a target value equal to two times Executive’s base salary ($1,550,000)

Inducement Option

Option to purchase 400,000 shares of Common Stock with a per share exercise price equal to the fair market value of the Common Stock on the grant date

Option vests ratably on the first, second and third anniversaries of the grant date, subject to Executive’s continued employment with the Company through each of the vesting dates

MSPR Shares/ MSPR Option

MSPR Shares:

Executive may elect to pay up to $1 million to purchase shares of Restricted Common Stock for a per share purchase price equal to 80% of the Fair Market Value of the Common Stock on the purchase date

MSPR Shares vest on the three-year anniversary of the purchase date, subject to Executive’s continued employment with the Company through the three-year anniversary of the purchase date

MSPR Option:

The Company will grant to Executive an option to purchase a number of shares of Common Stock equal to the number of MSPR Shares (subject to a cap of 50,000 shares), with a per share exercise price equal to the fair market value of the Common Stock on the grant date

Option vests on the three-year anniversary of the grant date, subject to Executive’s continued employment with the Company through the three-year anniversary of the grant date

Additional Matters

•  $200,000 relocation allowance

•  Reimbursement for up to $15,000 in legal fees in connection with negotiation of the Agreement

•  Indemnification for liabilities resulting from Executive’s good faith performance of Executive’s duties

•  Participation in Company benefit plans on the same basis as similarly situated executives of the Company

Severance

Involuntary Termination without Cause
or Voluntary Termination with Good Reason:

Prior to a Change of Control:

•  1.5x base salary plus target bonus ($2,092,500 total) payable monthly in 18 equal installments; provided that on a termination for Good Reason due to non-renewal of the Agreement by the Company, Executive is entitled to severance for the lesser of 18 months following the termination date and the period until the fifth anniversary of the effective date

•  No obligation to seek other employment during first nine months, but must use “reasonable efforts” to seek other employment during second nine months; if subsequent employment is obtained, cash severance reduced by the compensation received from the other employer

•  Continuation of health and welfare benefits during the eighteen-month payment period, subject to cessation if Executive is eligible for comparable benefits from a subsequent employer

During the Two-Year Period Following (or prior to and in connection with) a Change of Control

•  Lump-sum payment equal to 2.5x base salary and target bonus ($3,487,500 total)

•  Continuation of health and welfare benefits during the thirty-month period following termination, subject to cessation if eligible for comparable benefits from a subsequent employer

•  Vesting of all unvested 2006 restricted share units, MSPR Shares, the MSPR Option and the Inducement Option

•  Protection covers the twenty-four month period following a Change in Control

•  Executive is entitled to a gross-up for excise tax on excess parachute payments, subject to a 15% “cut-back” (i.e., change in control payments will be reduced below the 280G safe harbor if the total payments are less than 15% in excess of the 280G safe harbor)

Death, Disability, Voluntary Termination Without
Good Reason, Termination for “Cause” or Retirement:

•  Accrued obligations but no severance benefits

Miscellaneous

•  Severance benefits are conditioned upon the execution of a general release of claims

•  Executive to maintain ownership of a minimum of 200,000 shares of Common Stock (unvested shares of Restricted Common Stock credited towards this requirement)

•  Definitions of “Change of Control” and “Cause” (for LTIP awards) are generally consistent with Border’s plans and agreements; solely for purposes of the severance benefits under the agreement (not LTIP awards) the definition of “Cause” is slightly more restrictive

•  “Good Reason” (not relevant for LTIP awards) generally means: involuntary relocation from the Ann Arbor, Michigan area; failure of the Company to comply with the compensation provisions of the Agreement; a reduction in Executive’s duties or status as a result of a Change of Control; the Company’s non-renewal of the Agreement; or failure to have a successor assume the agreement

•  In general, Executive is subject to restrictive covenants relating to confidentiality (while employed and thereafter) and non-solicitation of employees and non-competition (during the term of the Agreement and during the two year period following termination of employment; provided that on a termination for Good Reason due to non-renewal of the Agreement by the Company, the non-compete will not extend beyond the fifth anniversary of the effective date)

•  Governed by the laws of the State of Michigan